Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 3, 2025 relating to the financial statements of Falcon’s Creative Group, LLC, appearing in the Annual Report on Form 10-K of Falcon’s Beyond Global, Inc. for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Tampa, Florida
December 5, 2025